Exhibit 99

Acadia Healthcare Reports Second Quarter GAAP EPS of $0.65 and Adjusted EPS of $0.73, up 28.1%

Revenue Increase of 66.8% to $756.5 Million Includes 8.1% Growth in Same Facility Revenue

Adjusts Financial Guidance for 2016

FRANKLIN, Tenn.--(BUSINESS WIRE)--July 29, 2016--Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced financial results for the second quarter and six months ended June 30, 2016. Revenue for the quarter increased 66.8% to $756.5 million from $453.7 million for the second quarter of 2015. Income from continuing operations attributable to Acadia stockholders was $56.4 million, or $0.65 per diluted share, compared with $33.8 million, or $0.49 per diluted share, for the second quarter of 2015. Adjusted income from continuing operations attributable to Acadia stockholders grew 60.0% to $63.2 million for the second quarter of 2016 from $39.5 million for the second quarter of 2015, and adjusted EPS increased 28.1% to $0.73 from $0.57. Weighted average diluted shares outstanding increased 26.4% for the second quarter of 2016 from the second quarter of 2015, primarily due to the issuance of common stock in May 2015, the net proceeds of which were primarily used to fund acquisitions, and in January and February 2016 related to the acquisition of Priory Group. A reconciliation of all non-GAAP financial results in this release appears on pages 8 and 9.

For the first six months of 2016, revenue was $1.4 billion, an increase of 67.6% from $819.4 million for the first six months of 2015. Income from continuing operations attributable to Acadia stockholders was $82.1 million, or $0.97 per diluted share, compared with $48.4 million, or $0.74 per diluted share, for the first six months of 2015. Adjusted income from continuing operations attributable to Acadia stockholders was $109.0 million for the first half of 2016, an increase of 63.7% from $66.6 million for the same period of 2015, and adjusted EPS increased 26.7% to $1.28 from $1.01. Weighted average diluted shares outstanding increased 29.3% for the first six months of 2016 from the first six months of 2015.

“Acadia continued its strong earnings momentum in the second quarter, with 28.1% growth in adjusted EPS on a 26.4% increase in shares outstanding,” commented Joey Jacobs, Chairman and Chief Executive Officer of Acadia. “This growth reflected a substantial increase in our beds during the last 12 months, primarily due to the completion of the Priory Group acquisition in the first quarter of 2016, which brought Acadia approximately 7,100 beds in 324 inpatient facilities. In total, we added approximately 8,800 beds and 369 inpatient behavioral healthcare facilities during this 12-month period. Approximately 680 of these beds were additions to existing facilities and 260 were added through three de novo acute inpatient facilities.

“During the second quarter, we added 125 new beds to existing facilities in the U.S. and U.K. and 60 beds through opening one de novo facility. We also completed three acquisitions with approximately 240 aggregate beds. The acquisitions included Trust Point Hospital, a 100-bed acute inpatient psychiatric facility in Murfreesboro, Tennessee, and two addiction treatment residential facilities: the 108-bed Pocono Mountain Recovery Center in Henryville, Pennsylvania, and 30-bed Serenity Knolls in Forrest Knolls, California. In addition, we added two comprehensive treatment centers during the quarter, one acquisition and one de novo. We continue to believe that the growth in our beds positions Acadia well to produce further significant profitable growth in 2016 and beyond.”

In addition to the impact of acquisitions, the Company’s revenue growth for the second quarter of 2016 reflected an increase in same facility revenue of 8.1% compared with the second quarter of 2015. Contributing to this increase, patient days expanded 7.7% for the quarter and revenue per patient day increased 0.4%. This increase was primarily due to new beds added to facilities in the same facility base, complemented by continuing initiatives at our facilities to grow their revenue. The operating leverage created by this revenue growth drove a 70 basis point improvement in consolidated same facility EBITDA margin to 28.1% versus 27.4% for the second quarter last year. Acadia’s consolidated adjusted EBITDA rose 62.8% to $172.2 million for the second quarter from $105.8 million for the same quarter last year, with consolidated adjusted EBITDA margin of 22.8% and 23.3%, respectively.

Acadia completed the second quarter of 2016 with $30.7 million in cash and cash equivalents. Net cash provided by continuing operations increased 74.6% for the second quarter to $126.5 million compared with the second quarter of 2015. At the end of the second quarter, the Company had significant availability under its $300 million revolving credit facility and its leverage ratio at June 30, 2016 was approximately 5.3.

Yesterday, the Competition and Markets Authority (“CMA”) in the U.K. announced that it is considering Acadia’s undertakings to address the CMA’s concerns about competition in the provision of behavioral healthcare services in certain markets related to Acadia’s acquisition of Priory Group. As a result, and in lieu of a phase 2 investigation, Acadia intends to sell 19 of its U.K. healthcare facilities with approximately 750 beds. These facilities produced aggregate annual revenues of approximately $132 million and adjusted EBITDA of $39 million, before any overhead allocation and assuming an exchange rate of $1.30 per British Pound Sterling.

Acadia today updated its guidance for 2016 adjusted earnings per diluted share to $2.63 to $2.65, primarily as a result of the recent decline in the U.S. Dollar/British Pound Sterling exchange rate, as well as the delay in realizing cost synergies from the Priory Group transaction until the undertakings are approved and accepted by the CMA. Acadia’s guidance assumes an exchange rate of $1.30 per British Pound Sterling for the second half of 2016 and a tax rate of 23%. The Company’s guidance does not include any cost synergies in 2016 from the Priory Group transaction, the impact of any future acquisitions or transaction-related expenses.

Acadia will hold a conference call to discuss its second quarter financial results at 11:00 a.m. Eastern Time on Friday, July 29, 2016. A live webcast of the conference call will be available at www.acadiahealthcare.com in the “Investors” section of the website. The webcast of the conference call will be available through August 12, 2016.

Risk Factors

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) the CMA’s acceptance of our undertakings to address its concerns relating to the Priory transaction, (ii) our ability to divest Priory facilities and fulfill our undertakings to the CMA on acceptable terms and within expected timeframes; (iii) potential difficulties operating our business in light of political and economic instability in the U.K. and globally following the referendum in the U.K. on June 23, 2016, in which voters approved an exit from the European Union, or Brexit; (iv) the impact of fluctuations in foreign exchange rates, including the recent devaluation of the GBP relative to the USD following the Brexit vote; (v) Acadia’s ability to complete acquisitions and successfully integrate the operations of acquired facilities, including Priory facilities; (vi) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (vii) potential reductions in payments received by Acadia from government and third-party payors; (viii) the occurrence of patient incidents, which could adversely affect the price of our common stock and result in incremental regulatory burdens and governmental investigations; (ix) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; and (x) potential operating difficulties, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategy. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 591 behavioral healthcare facilities with approximately 17,800 beds in 39 states, the United Kingdom and Puerto Rico. Acadia provides behavioral health and addiction services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except per share amounts)

Revenue before provision for doubtful accounts	$767,054	$461,798	$1,394,237	$835,956
Provision for doubtful accounts	(10,506)	(8,138)	(20,876)	(16,513)
Revenue	756,548	453,660	1,373,361	819,443

Salaries, wages and benefits (including equity-based compensation expense of $6,888, $5,355, $13,844 and $9,249, respectively)	408,287	243,302	749,315	449,173
Professional fees	50,292	30,029	90,283	52,456
Supplies	31,209	20,542	57,894	36,796
Rents and leases	20,467	8,211	35,273	14,097
Other operating expenses	80,955	51,128	151,202	91,655
Depreciation and amortization	36,752	14,926	64,727	28,030
Interest expense, net	48,758	28,049	86,472	50,195
(Gain) loss on foreign currency derivatives	(98)	961	(508)	908
Transaction-related expenses	6,074	7,157	32,372	25,573
Total expenses	682,696	404,305	1,267,030	748,883
Income from continuing operations before income taxes	73,852	49,355	106,331	70,560
Provision for income taxes	18,261	15,512	25,371	22,125
Income from continuing operations	55,591	33,843	80,960	48,435
Income from discontinued operations, net of income taxes	-	1	-	3
Net income	55,591	33,844	80,960	48,438
Net loss attributable to noncontrolling interests	854	-	1,173	-
Net income attributable to Acadia Healthcare Company, Inc.	$56,445	$33,844	$82,133	$48,438

Basic earnings attributable to Acadia Healthcare Company, Inc. stockholders:
Income from continuing operations	$0.65	$0.50	$0.97	$0.74
Income from discontinued operations	-	-	-	-
Net income	$0.65	$0.50	$0.97	$0.74

Diluted earnings attributable to Acadia Healthcare Company, Inc. stockholders:
Income from continuing operations	$0.65	$0.49	$0.97	$0.74
Income from discontinued operations	-	-	-	-
Net income	$0.65	$0.49	$0.97	$0.74

Weighted-average shares outstanding:
Basic	86,553	68,296	84,748	65,429
Diluted	86,876	68,735	85,052	65,782

Acadia Healthcare Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2016	December 31, 2015
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$30,716	$11,215
Accounts receivable, net of allowance for doubtful accounts of $36,246 and $29,332, respectively	285,132	216,626
Other current assets	76,519	66,895
Total current assets	392,367	294,736
Property and equipment, net	3,274,540	1,709,053
Goodwill	2,832,201	2,128,215
Intangible assets, net	84,996	59,575
Deferred tax assets - noncurrent	17,929	49,114
Derivative instruments	40,459	-
Other assets	42,007	38,515
Total assets	$6,684,499	$4,279,208

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$73,410	$45,360
Accounts payable	108,211	91,341
Accrued salaries and benefits	113,392	80,696
Other accrued liabilities	124,788	72,806
Total current liabilities	419,801	290,203
Long-term debt	3,578,383	2,195,384
Deferred tax liabilities - noncurrent	85,526	23,936
Other liabilities	151,628	78,602
Total liabilities	4,235,338	2,588,125
Redeemable noncontrolling interests	12,881	8,055
Equity:
Common stock	865	707
Additional paid-in capital	2,481,897	1,572,972
Accumulated other comprehensive loss	(342,611)	(104,647)
Retained earnings	296,129	213,996
Total equity	2,436,280	1,683,028
Total liabilities and equity	$6,684,499	$4,279,208

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2016	2015
	(In thousands)

Operating activities:
Net income	$80,960	$48,438
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	64,727	28,030
Amortization of debt issuance costs	4,956	3,218
Equity-based compensation expense	13,844	9,249
Deferred income tax expense	16,821	24,682
Income from discontinued operations, net of taxes	-	(3)
(Gain) loss on foreign currency derivatives	(508)	908
Other	704	692
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(18,982)	(10,442)
Other current assets	(7,256)	(13,048)
Other assets	1,582	(1,218)
Accounts payable and other accrued liabilities	29,101	(4,313)
Accrued salaries and benefits	(3,846)	(225)
Other liabilities	3,728	4,619
Net cash provided by continuing operating activities	185,831	90,587
Net cash (used in) provided by discontinued operating activities	(2,973)	554
Net cash provided by operating activities	182,858	91,141

Investing activities:
Cash paid for acquisitions, net of cash acquired	(683,285)	(286,734)
Cash paid for capital expenditures	(177,718)	(122,035)
Cash paid for real estate acquisitions	(28,439)	(3,428)
Settlement of foreign currency derivatives	508	(908)
Other	(1,084)	(481)
Net cash used in investing activities	(890,018)	(413,586)

Financing activities:
Borrowings on long-term debt	1,480,000	875,000
Borrowings on revolving credit facility	158,000	180,000
Principal payments on revolving credit facility	(166,000)	(180,000)
Principal payments on long-term debt	(29,869)	(15,875)
Repayment of assumed debt	(1,348,389)	(904,467)
Payment of debt issuance costs	(35,511)	(22,775)
Issuance of common stock, net	685,097	331,530
Common stock withheld for minimum statutory taxes, net	(7,365)	(7,826)
Excess tax benefit from equity awards	-	6,327
Other	(823)	(150)
Net cash provided by financing activities	735,140	261,764

Effect of exchange rate changes on cash	(8,479)	1,213

Net increase (decrease) in cash and cash equivalents	19,501	(59,468)
Cash and cash equivalents at beginning of the period	11,215	94,040
Cash and cash equivalents at end of the period	$30,716	$34,572

Effect of acquisitions:
Assets acquired, excluding cash	$2,504,223	$1,636,164
Liabilities assumed	(1,604,056)	(1,009,944)
Issuance of common stock in connection with acquisition	(216,882)	(380,210)
Deposits paid for acquisitions	-	40,724
Cash paid for acquisitions, net of cash acquired	$683,285	$286,734

Acadia Healthcare Company, Inc.
Operating Statistics
(Unaudited, Revenue in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
Same Facility Results (a,c)
Revenue	$478,360	$442,346	8.1%	$869,772	$800,939	8.6%
Patient Days	692,049	642,508	7.7%	1,265,750	1,170,756	8.1%
Admissions	33,332	30,457	9.4%	61,947	56,150	10.3%
Average Length of Stay (b)	20.8	21.1	-1.6%	20.4	20.9	-2.0%
Revenue per Patient Day	$691	$688	0.4%	$687	$684	0.4%
EBITDA margin	28.1%	27.4%	70 bps	27.7%	26.9%	80 bps

U.S. Same Facility Results (a)
Revenue	$393,592	$362,868	8.5%	$711,578	$652,166	9.1%
Patient Days	555,992	517,423	7.5%	1,013,683	941,836	7.6%
Admissions	33,007	30,121	9.6%	61,363	55,565	10.4%
Average Length of Stay (b)	16.8	17.2	-1.9%	16.5	17.0	-2.5%
Revenue per Patient Day	$708	$701	0.9%	$702	$692	1.4%
EBITDA margin	28.8%	28.2%	60 bps	28.2%	27.4%	80 bps

U.K. Same Facility Results (c)
Revenue	$84,768	$79,478	6.7%	$158,194	$148,773	6.3%
Patient Days	136,057	125,085	8.8%	252,067	228,920	10.1%
Admissions	325	336	-3.3%	584	585	-0.2%
Average Length of Stay (b)	418.6	372.3	12.5%	431.6	391.3	10.3%
Revenue per Patient Day	$623	$635	-1.9%	$628	$650	-3.4%
EBITDA margin	25.1%	24.0%	110 bps	25.2%	24.8%	40 bps

U.S. Facility Results
Revenue	$430,209	$366,886	17.3%	$838,473	$657,393	27.5%
Patient Days	590,919	517,423	14.2%	1,152,242	941,836	22.3%
Admissions	36,215	30,121	20.2%	70,680	55,565	27.2%
Average Length of Stay (b)	16.3	17.2	-5.0%	16.3	17.0	-3.8%
Revenue per Patient Day	$728	$709	2.7%	$728	$698	4.3%
EBITDA margin	27.6%	27.9%	-30 bps	26.9%	27.2%	-30 bps

U.K. Facility Results (c)
Revenue	$325,883	$79,478	310.0%	$532,858	$148,773	258.2%
Patient Days	756,687	125,085	504.9%	1,210,702	228,920	428.9%
Admissions	2,808	336	735.7%	4,399	585	652.0%
Average Length of Stay (b)	269.5	372.3	-27.6%	275.2	391.3	-29.7%
Revenue per Patient Day	$431	$635	-32.2%	$440	$650	-32.3%
EBITDA margin	22.4%	24.0%	-160 bps	22.1%	24.8%	-270 bps

Total Facility Results (c)
Revenue	$756,092	$446,364	69.4%	$1,371,331	$806,166	70.1%
Patient Days	1,347,606	642,508	109.7%	2,362,944	1,170,756	101.8%
Admissions	39,023	30,457	28.1%	75,079	56,150	33.7%
Average Length of Stay (b)	34.5	21.1	63.7%	31.5	20.9	50.9%
Revenue per Patient Day	$561	$695	-19.2%	$580	$689	-15.7%
EBITDA margin	25.3%	27.2%	-190 bps	25.0%	26.7%	-170 bps

(a) Same-facility results for the three and six months ended June 30, 2015 exclude six outpatient programs that have been closed.
(b) Average length of stay is defined as patient days divided by admissions.
(c) Revenue and revenue per patient day for the three and six months ended June 30, 2015 are adjusted to reflect the foreign currency exchange rate for the comparable period of 2016 in order to eliminate the effect of changes in the exchange rate. The exchange rate used in the adjusted revenue and revenue per patient day amounts for both the three and six months ended June 30, 2015 is 1.43.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)

Net income attributable to Acadia Healthcare Company, Inc.	$56,445	$33,844	$82,133	$48,438
Income from discontinued operations, net of income taxes	-	(1)	-	(3)
Net loss attributable to noncontrolling interests	(854)	-	(1,173)	-
Provision for income taxes	18,261	15,512	25,371	22,125
Interest expense, net	48,758	28,049	86,472	50,195
Depreciation and amortization	36,752	14,926	64,727	28,030
EBITDA	159,362	92,330	257,530	148,785

Adjustments:
Equity-based compensation expense (a)	6,888	5,355	13,844	9,249
(Gain) loss on foreign currency derivatives (b)	(98)	961	(508)	908
Transaction-related expenses (c)	6,074	7,157	32,372	25,573
Adjusted EBITDA	$172,226	$105,803	$303,238	$184,515

See footnotes on page 10.

Acadia Healthcare Company, Inc.
Reconciliation of Adjusted Income from Continuing Operations Attributable to Acadia Healthcare Company, Inc. to
Net Income Attributable to Acadia Healthcare Company, Inc.
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except per share amounts)

Net income attributable to Acadia Healthcare Company, Inc.	$56,445	$33,844	$82,133	$48,438
Income from discontinued operations, net of income taxes	-	(1)	-	(3)
Provision for income taxes	18,261	15,512	25,371	22,125
Income from continuing operations attributable to Acadia Healthcare Company, Inc. before income taxes	74,706	49,355	107,504	70,560

Adjustments to income from continuing operations:
(Gain) loss on foreign currency derivatives (b)	(98)	961	(508)	908
Transaction-related expenses (c)	6,074	7,157	32,372	25,573
Income tax provision reflecting tax effect of adjustments to income from continuing operations (d)	(17,530)	(18,006)	(30,382)	(30,470)
Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc.	$63,152	$39,467	$108,986	$66,571

Weighted-average shares outstanding - diluted	86,876	68,735	85,052	65,782

Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc. per diluted share	$0.73	$0.57	$1.28	$1.01

See footnotes on page 10.

Acadia Healthcare Company, Inc.
Footnotes

We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA and Adjusted income from continuing operations, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. We define EBITDA as net income adjusted for income from discontinued operations, net loss attributable to noncontrolling interests, net interest expense, income tax provision and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for equity-based compensation expense, (gain) loss on foreign currency derivatives and transaction-related expenses.

EBITDA, Adjusted EBITDA and Adjusted income from continuing operations are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). EBITDA, Adjusted EBITDA and Adjusted income from continuing operations are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of EBITDA, Adjusted EBITDA and Adjusted income from continuing operations may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA and Adjusted income from continuing operations in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present EBITDA, Adjusted EBITDA and Adjusted income from continuing operations when reporting their results. Our presentation of EBITDA, Adjusted EBITDA and Adjusted income from continuing operations should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The Company is not able to provide a reconciliation of projected adjusted earnings per diluted share, where provided, to expected results due to the unknown effect, timing and potential significance of transaction-related expenses and the tax effect of such expenses.

(a) Represents the equity-based compensation expense of Acadia.

(b) Represents the change in fair value of foreign currency derivatives purchased by Acadia related to (i) acquisitions in the U.K. and (ii) transfers of cash between the U.S. and U.K. under the Company’s cash management and foreign currency risk management programs.

(c) Represents transaction-related expenses incurred by Acadia related to acquisitions.

(d) Represents the income tax provision adjusted to reflect the tax effect of the adjustments to income from continuing operations based on tax rates of 21.7% and 31.3% for the three months ended June 30, 2016 and 2015, respectively, and 21.8% and 31.4% for the six months ended June 30, 2016 and 2015, respectively.

CONTACT:
Acadia Healthcare Company, Inc.
Brent Turner, 615-861-6000
President